June 2012
Amendment No. 1 dated June 5, 2012 relating to Preliminary Terms No. 210 Registration Statement No. 333-178081 Dated May 29, 2012 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS

Opportunities in Currencies
Currency-Linked Notes due June , 2015
Based on the Performance of the U.S. Dollar Relative to the Japanese Yen (Bullish USD / Bearish JPY)
Currency-Linked Notes provide investors with exposure to an individual currency or a basket of currencies and provide for the repayment of principal at maturity.  The notes are for investors who are concerned about principal risk but seek a currency-based return and who are willing to forgo market interest rates in exchange for the repayment of principal at maturity. The return on these notes will be based on the appreciation, if any, of the U.S. dollar relative to the Japanese yen.   The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	June , 2012
Original issue date:	June , 2012 ( business days after the pricing date)
Maturity date:	June , 2015
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
$1,000 times the currency performance times the participation rate
If the currency performance is equal to or less than zero, the supplemental redemption amount will be zero.  Therefore, the payment due under the notes at maturity will be only the stated principal amount for each note that you hold.

Currency performance:
(final exchange rate / initial exchange rate) – 1
Under the terms of the notes, a positive currency performance means that the U.S. dollar has appreciated relative to the Japanese yen, while a negative currency performance means that the U.S. dollar has depreciated relative to the Japanese yen

Participation rate:	100%
Initial exchange rate:	, which is the exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
On any currency business day, the rate for conversion of the Japanese yen (“JPY”) into U.S. dollars (“USD”) (expressed as the number of units of JPY per USD), as determined by reference to the rate displayed on the reference source on such currency business day.  For detailed information, see “Description of Notes—General Terms of the Notes—exchange rate” in the accompanying prospectus supplement.

Reference source:	Bloomberg: WMCO1(mid)
Valuation date:	June , 2015, subject to adjustment for non-currency business days
CUSIP/ISIN:	617482SP0 / US617482SP09
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Note:	$1,000	$16.25	$983.75
Total:	$	$	$
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $16.25 for each note they sell.  Please see “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for currency-linked notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Currency-Linked Notes due June , 2015 Based on the Performance of the U.S. Dollar Relative to the Japanese Yen (Bullish USD / Bearish JPY)

Investment Overview

Currency-Linked Notes
The Currency-Linked Notes due June    , 2015 Based on the Performance of the U.S. Dollar Relative to the Japanese yen (the “notes”) provide investors with an opportunity to participate in the positive performance of the U.S. dollar relative to the Japanese yen with the repayment of principal at maturity even if the U.S. dollar weakens relative to the Japanese yen.

If, at maturity, the USD has appreciated relative to the JPY (i.e., the JPY has depreciated relative to the USD), the investment will return the stated principal amount plus 100% of the positive currency performance (e.g. a 10% currency performance will return 100% of the stated principal amount plus an additional $100 per note at maturity).  If the USD depreciates or does not appreciate at all relative to the JPY (i.e., the JPY appreciates or does not depreciate relative to the USD), the payment at maturity per note will be the stated principal amount of $1,000.  The notes do not pay interest, and all payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 3 years
Participation rate:	100%
Payment at maturity:
(i)   If the U.S. dollar appreciates relative to the Japanese yen (i.e., the Japanese yen depreciates relative to the U.S. dollar)

$1,000 plus 100% of the positive currency performance

(ii)   If the U.S. dollar does not appreciate or depreciates relative to the Japanese yen (i.e., the Japanese yen appreciates or does not depreciate relative to the U.S. dollar)

$1,000

Currency Performance:	(final exchange rate / initial exchange rate ) - 1
Interest:	None

June 2012	Page 2

Currency-Linked Notes due June , 2015 Based on the Performance of the U.S. Dollar Relative to the Japanese Yen (Bullish USD / Bearish JPY)

How Do Currency Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪	The exchange rate for the Japanese yen / U.S. dollar is expressed as the number of units of the JPY per U.S. dollar.

➢
As a result, an increase in the exchange rate means that the Japanese yen has depreciated / weakened relative to the U.S. dollar and that the U.S. dollar has appreciated / strengthened relative to the Japanese yen.  This means that it takes more of the Japanese yen to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 100 reflects a weakening of the Japanese yen relative to the U.S. dollar (and a strengthening of the U.S. dollar relative to the Japanese yen), as compared to an exchange rate of 80.

➢
Conversely, a decrease in the exchange rate means that the Japanese yen has appreciated / strengthened relative to the U.S. dollar and that the U.S. dollar has depreciated / weakened relative to the Japanese yen.  This means that it takes fewer of the Japanese yen to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 60 reflects a strengthening of the JPY relative to the U.S. dollar (and a weakening of the U.S. dollar relative to the JPY), as compared to an exchange rate of 80.

How Does the Currency Performance Formula Work?

The currency performance is equal to final exchange rate / initial exchange rate - 1.

➢ In the example below, the Japanese yen weakens (i.e., the U.S. dollar strengthens) from the initial exchange rate of 80 to the final exchange rate of 100, resulting in the currency performance of (100 / 80) - 1 = 25%.

Initial Exchange Rate (# JPY / 1 USD)	Final Exchange Rate (# JPY / 1 USD)
80	100

➢ In the example below, the Japanese yen strengthens (i.e., the U.S. dollar weakens) from the initial exchange rate of 80 to the final exchange rate of 60, resulting in the currency performance of (60 / 80) - 1 = -25%.

Initial Exchange Rate (# JPY / 1 USD)	Final Exchange Rate (# JPY / 1 USD)
80	60

June 2012	Page 3

Currency-Linked Notes due June , 2015 Based on the Performance of the U.S. Dollar Relative to the Japanese Yen (Bullish USD / Bearish JPY)

Key Investment Rationale

Exposure to currencies is a component of underlying asset class diversification.  Investors who have the view that the U.S. dollar will appreciate relative to the Japanese yen (i.e. that the Japanese yen will depreciate relative to the U.S. dollar) and are concerned about the risks associated with investing directly in currencies can use the notes to gain short exposure to the Japanese yen, with no downside risk to their initial investment if the notes are held to maturity, subject to the credit risk of Morgan Stanley.

Access	▪ Exposure to the U.S. dollar relative to the Japanese yen and diversification of underlying asset class exposure
Best Case Scenario
▪  The U.S. dollar strengthens relative to the Japanese yen (i.e., the Japanese yen weakens relative to the U.S. dollar) and, at maturity, the notes pay the stated principal amount of $1,000 per note plus 100% of the positive currency performance

Worst Case Scenario
▪  The U.S. dollar weakens or does not strengthen relative to the Japanese yen (i.e., the Japanese yen strengthens or does not weaken relative to the U.S. dollar) and, at maturity, the notes pay the stated principal amount of $1,000 per note

Summary of Key Risks (see page 10)

▪	The notes may not pay more than the stated principal amount at maturity

▪	No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities

▪	The notes are subject to currency exchange risk

▪	The market price of the notes may be influenced by many unpredictable factors

▪	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes

▪	Investing in the notes is not equivalent to shorting the Japanese yen directly

▪	Government intervention could materially and adversely affect the value of the notes

▪	Even though currencies trade around-the-clock, the notes will not.

▪	Suspension or disruptions of market trading in the Japanese yen may adversely affect the value of the notes.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes

June 2012	Page 4

Currency-Linked Notes due June , 2015 Based on the Performance of the U.S. Dollar Relative to the Japanese Yen (Bullish USD / Bearish JPY)

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the U.S. Dollar has appreciated relative to the Japanese yen (or whether the Japanese yen has depreciated relative to the U.S. dollar) on the valuation date.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
June , 2012	June , 2012 ( business days after the pricing date)	June , 2015
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Interest:	None
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
$1,000 times the currency performance times the participation rate

If the currency performance is equal to or less than zero, the supplemental redemption amount will be zero. Therefore, the payment due under the notes at maturity will be only the stated principal amount for each note that you hold.

Currency performance:
(final exchange rate / initial exchange rate) - 1

Under the terms of the notes, a positive currency performance means that the U.S. dollar has appreciated relative to the Japanese yen, while a negative currency performance means that the U.S. dollar has depreciated relative to the Japanese yen

Participation rate:	100%
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
On any currency business day, the rate for conversion of the Japanese yen into U.S. dollars (expressed as the number of units of JPY per USD), as determined by reference to the rate displayed on the reference source on such currency business day.  For detailed information, see “Description of Notes—General Terms of the Notes—exchange rate” in the accompanying prospectus.

Reference source:	Bloomberg: WMCO1(mid)
Valuation date:	June , 2015, subject to adjustment for non-currency business days
Risk Factors:	Please see “Risk Factors” beginning on page 10.

June 2012	Page 5

Currency-Linked Notes due June , 2015 Based on the Performance of the U.S. Dollar Relative to the Japanese Yen (Bullish USD / Bearish JPY)

General Information
Listing:	The notes will not be listed on any securities exchange
CUSIP:	617482SP0
ISIN:	US617482SP09
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on May 24, 2012, the “comparable yield” for the notes would be a rate of 4.6244% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,147.0671 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2012	$2.8260	$2.8260
	July 1, 2012 through December 31, 2012	$23.1873	$26.0133
	January 1, 2013 through June 30, 2013	$23.7235	$49.7368
	July 1, 2013 through December 31, 2013	$24.2720	$74.0088
	January 1, 2014 through June 30, 2014	$24.8332	$98.8420
	July 1, 2014 through December 31, 2014	$25.4074	$124.2494
	January 1, 2015 through the Maturity Date	$22.8177	$147.0671

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by trading in forwards and options contracts on the Japanese yen and/or the dollar or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the Japanese yen, and, therefore, the exchange rate that must prevail with respect to the Japanese yen on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement

June 2012	Page 6

Currency-Linked Notes due June , 2015 Based on the Performance of the U.S. Dollar Relative to the Japanese Yen (Bullish USD / Bearish JPY)

Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information	The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include

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Currency-Linked Notes due June , 2015 Based on the Performance of the U.S. Dollar Relative to the Japanese Yen (Bullish USD / Bearish JPY)

regarding plan of distribution; conflicts of interest:
Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $16.25 for each note they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for currency-linked capital protected notes.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Currency-Linked Notes due June , 2015 Based on the Performance of the U.S. Dollar Relative to the Japanese Yen (Bullish USD / Bearish JPY)

Hypothetical Payouts on the Notes at Maturity

Below are two examples of how to calculate the currency performance and the payment at maturity based on the hypothetical exchange rates set out below and the participation rate of 100%.  The following hypothetical examples are provided for illustrative purposes only.  The actual initial exchange rate will be determined on the pricing date and the final exchange rate will be determined on the valuation date.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

An increase in the exchange rate means that the U.S. dollar has appreciated / strengthened relative to the JPY and the JPY has depreciated / weakened relative to the U.S. dollar.  A decrease in the exchange rate means that the U.S. dollar has depreciated / weakened relative to the JPY and that the JPY has appreciated / strengthened relative to the U.S. dollar.  The numbers appearing in the examples below may have been rounded for ease of analysis.

Example 1:	The U.S. dollar has appreciated relative to the JPY (i.e., the JPY has depreciated relative to the U.S. dollar)

Participation rate:	100%
Hypothetical initial exchange rate:	80
Hypothetical final exchange rate:	100

The currency performance will equal:  (final exchange rate / initial exchange rate) - 1

Using the above hypothetical initial and final exchange rates, the currency performance is calculated as follows:

Currency performance = (100/80) - 1 = 25%

Payment at maturity	=	$1,000 + supplemental redemption amount
	=	$1,000 + ($1,000 x currency performance x participation rate)
	=	$1,000 + ($1,000 x 25% x 100%)
	=	$1,250

Because the currency performance is greater than zero, the payment at maturity will equal $1,000 plus the supplemental redemption amount. The payment at maturity per note will be $1,250, or the stated principal amount of $1,000 plus the supplemental redemption amount of $250.

Example 2:	The U.S. dollar has depreciated relative to the JPY (i.e., the JPY has appreciated relative to the U.S. dollar)

Participation rate:	100%
Hypothetical initial exchange rate:	80
Hypothetical final exchange rate:	60
Currency performance = (60 / 80) - 1= -25%

Payment at maturity	=	$1,000

Because the currency performance is less than zero, the payment at maturity will equal the $1,000 stated principal amount per note.

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Currency-Linked Notes due June , 2015 Based on the Performance of the U.S. Dollar Relative to the Japanese Yen (Bullish USD / Bearish JPY)

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to shorting the Japanese yen directly.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
The notes may not pay more than the stated principal amount at maturity.  Because the supplemental redemption amount is variable and may equal zero, you may receive only the stated principal amount of $1,000 for each note you hold at maturity, subject to the credit risk of Morgan Stanley.

▪
No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no periodic interest will be paid.  Unless the currency performance is sufficiently greater than zero, the overall return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  The payment of the supplemental redemption amount, if any, and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The notes are subject to currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the Japanese yen will affect the value of the notes.  The exchange rate between the Japanese yen and the U.S. dollar is volatile and is the result of numerous factors specific to Japan and the United States including the supply of, and the demand for, the Japanese yen, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Japan and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in Japan and the United States of America.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan and the United States and other countries important to international trade and finance.  The weakening of the U.S. dollar relative to the Japanese yen (i.e. the strengthening of the Japanese yen relative to the U.S. dollar) may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
The market price of the notes may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  As noted above, we expect that the exchange rate for the Japanese yen on any day will affect the value of the notes more than any other single factor.  Other factors that may influence the value of the notes include: (i) the volatility (frequency and magnitude of changes in value) of the Japanese yen relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in Japan; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Japanese yen or currencies markets generally and that may affect the final exchange rate; (iv) the time remaining to the maturity of the notes; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the U.S. dollar has weakened relative to the Japanese yen or if interest rates rise.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in

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Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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Investing in the notes is not equivalent to shorting the Japanese yen directly.  You may receive a lower payment at maturity than you would have received if you had shorted the Japanese yen directly.  The currency performance is dependent solely on the formula stated above and not on any other formula that could be used for calculating currency performances.

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Government intervention could materially and adversely affect the value of the notes.  Specific currencies’ exchange rates can be highly volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those of Japan and the United States, use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the notes in the event that the floating exchange rate between the Japanese yen and the U.S. dollar should become fixed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Japanese yen, or any other currency. Therefore, any significant changes or governmental actions with respect to the Japanese yen, the U.S. dollar or any other currency that result in the weakening of the Japanese yen relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

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Even though currencies trade around-the-clock, the notes will not.  The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the Japanese yen and/or the U.S. dollar are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the Japanese yen/U.S. dollar exchange rate used to calculate the supplemental redemption amount.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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Suspension or disruptions of market trading in the Japanese yen may adversely affect the value of the notes.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the Japanese yen/U.S. dollar exchange rate and, therefore, the value of the notes.

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The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  Our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude

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commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will determine the initial exchange rate and the final exchange rate and the currency performance and calculate the amount you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of the Japanese yen’s exchange rate, may affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the Japanese yen and/or the U.S. dollar), including trading in futures, forwards and/or options contracts on the Japanese yen as well as in other instruments related to the Japanese yen and/or U.S. dollar. Some of our subsidiaries also trade the Japanese yen and other financial instruments related to the Japanese yen on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the U.S. dollar relative to the Japanese yen on the pricing date and, as a result, could increase the value relative to the Japanese yen that the U.S. dollar must attain on the valuation date before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the exchange rate of the Japanese yen on the valuation date and, accordingly, the amount of cash you will receive at maturity.

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Historical Information
The following table sets forth the published high, low and end-of-quarter JPY/USD exchange rates for each quarter in the period from January 1, 2007 through June 5, 2012.  The related graph sets forth the JPY/USD exchange rates (expressed as units of JPY per one U.S. dollar) for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of the exchange rate based on its historical performance.
JPY/USD	High	Low	Period End
2007
First Quarter	121.94	115.53	117.83
Second Quarter	123.89	117.86	123.17
Third Quarter	123.41	113.38	114.81
Fourth Quarter	117.61	107.41	111.75
2008
First Quarter	111.65	97.33	99.70
Second Quarter	108.22	100.96	106.21
Third Quarter	110.54	104.18	106.11
Fourth Quarter	105.72	87.24	90.64
2009
First Quarter	99.16	88.75	98.96
Second Quarter	100.99	94.41	96.36
Third Quarter	97.57	89.63	89.71
Fourth Quarter	93.03	86.41	93.03
2010
First Quarter	93.47	88.47	93.47
Second Quarter	94.61	88.43	88.43
Third Quarter	88.74	83.04	83.53
Fourth Quarter	84.26	80.40	81.12
2011
First Quarter	83.77	78.89	82.48
Second Quarter	85.49	79.89	80.56
Third Quarter	81.25	76.24	77.06
Fourth Quarter	78.37	75.82	76.91
2012
First Quarter	83.73	76.20	82.87
Third Quarter (through June 5, 2012)	82.81	78.02	78.78

JPY/USD Exchange Rate January 1, 2007 to June 5, 2012 (expressed as JPY per USD)

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